EXHIBIT 10.43
Irwin Home Equity Corporation
Performance Unit Plan
1. Purpose
The purpose of the Irwin Home Equity Corporation Performance Unit Plan is to encourage employee retention and motivation to increase the long-term value of the Company through grants of performance units.
2. Effective Date
The Performance Unit Plan was adopted by the Board on December 20, 2005. The initial Plan Cycle is January 1, 2006 – December 31, 2008. Adoption of the Plan is subject to shareholder approval.
3. Definitions
a)	AWARD means a payment made pursuant to the Plan at the end of a Plan Cycle.

b)	BOARD means the Board of Directors of Irwin Home Equity Corporation.

c)	CODE means the Internal Revenue Code of 1986, as amended.

d)	COMMITTEE means the committee appointed by the Board to administer the Plan, which shall consist solely of the Chairman until such time as the Plan is amended in accordance with Section 7(a) hereof.

e)	COMPANY means the Irwin Home Equity Corporation.

f)	COVERED OFFICER means any individual who, on the last day of the taxable year of IFC, is the chief executive officer of IFC and any other officer of the Company who is, for such taxable year, determined to be among IFC’s four “highest compensated officers (other than the chief executive officer of IFC) as defined under Code Section 162(m)(3).

g)	DISABILITY means the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.

h)	EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

i)	IFC COMMITTEE means the committee appointed by the board of directors of IFC to administer such long-term incentive plans as may be adopted by such board from time to time or, in the absence of such a committee, the standing compensation committee of IFC’s board of directors as constituted from time to time; provided, that any such IFC Committee shall be comprised solely of at least two members of the IFC board of directors who qualify as an “outside director” under Code Section 162(m) and the regulations promulgated thereunder and as a “non-employee director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act.

j)	PERFORMANCE UNIT means a component used to represent the incremental cash value of the Company that is awarded to participants in the Plan at the beginning of each Plan Cycle.

k)	PLAN means the Irwin Home Equity Corporation Performance Unit Plan.

l)	PLAN CYCLE means the three-year period in which the Plan will run.

m)	P/E means a valuation ratio of the current share price compared to a per-share earnings unit.

n)	ROE means return on equity.
4. Eligibility
Key employees, as recommended and approved by the Company President and Board, are eligible to participate in the Plan. Key employees include those full-time employees whose compensation market data supports granting long-term incentive opportunities at the Director level or above.
Selection of an employee for participation in the Plan does not guarantee being selected for participation in the Plan for any subsequent Plan Cycle. Selection of an employee for participation in the Plan does not give the participant any right to continue in the employ of the Company. The Company reserves the right, which may be exercised at any time, to terminate a Plan participant’s employment or adjust the compensation of a Plan participant with or without cause.
5. Administration
The Board will be requested to approve each Performance Unit Plan at the beginning of the Plan Cycle. The Committee will then carry out the daily administration of the Plan.
6. Plan Specifications
a)	Plan Cycles. Each Plan Cycle is three years in length with the first cycle starting January 1st, 2006 and ending December 31st, 2008. All subsequent Plan Cycles will start January 1st and end December 31st three years later. A new Plan Cycle will start at the beginning of each calendar year.

b)	Plan Operation. Participants are awarded Performance Units at the beginning of each Plan Cycle. Performance Units vest in accordance with Section 6(f) below. At the end of each Plan Cycle, the vested Performance Units are cashed out based on the value of the Performance Units at the end of the Plan Cycle to the extent the participant is employed by the Company at the end of the Plan Cycle.

c)	Performance Units. Performance Units are components used to represent the incremental cash value of the Company. The beginning value of the Company is divided by the number of units in order to make the beginning value for a Performance Unit in the first Plan Cycle equal to $100. Subsequent valuations will use the calculated number of units in order to determine the per unit value.

d)	Valuation. Valuations are done by an outside appraiser in conformity with the Uniform Standards of Professional Appraisal Practice. Valuations are performed annually unless the Board determines that significant volatility suggests the need for more frequent valuations. The standard value is fair market value. The outside appraiser will recommend a valuation approach or approaches, such as the combination of a market approach, income approach and net asset approach. The valuation should be adjusted for any capital contributions.

e)	Award Opportunities. Award opportunities are based on a median competitive expected value divided by the starting value of a Performance Unit for each Plan Cycle.

f)	Vesting. Performance Units will cliff vest based on continued employment over the Plan Cycle and average ROE performance, as follows:
(i) No Performance Units will be vested if average ROE over the Plan Cycle is less than or equal to the average of the threshold ROEs stated in the annual Short-Term Incentive Plan for each of the years of the Plan Cycle.
(ii) All of the Performance Units will vest at the end of the Plan Cycle if average ROE performance at least equals the average of the target ROEs in the annual Short-Term Incentive Plan for each of the years of the Plan Cycle.
(iii) A prorated portion of Performance Units will vest at the end of the Plan Cycle if average ROE is between the average of the threshold ROEs stated in the annual Short-Term Incentive Plan for each of the years of the Plan Cycle and the average of the target ROEs in the annual Short-Term Incentive Plan for each of the years of the Plan Cycle.
The Right to receive the value of vested Performance Units shall be contingent upon employment with the Company on the last day of the Plan Cycle.
g)	Rights Upon Separation from Service. In the event of separation from service, as such phrase is defined in Section 409A of the Code, for reasons other than death, Disability, retirement, transfer pursuant to Section 6(h) below, or company-initiated Separation from Service unrelated to job performance, the Participant forfeits all Performance Units in effect on the date of separation. In the event of separation from service by reason of death, Disability (as such term is defined in Section 409A of the Code) retirement, transfer pursuant to Section 6(h) below, or Company-initiated Separation from Service unrelated to the participant’s job performance, a pro-rated portion of the Performance Units for each Plan Cycle in effect will be paid at the same time as set forth in Section 6(i) based on full months completed in the Plan at the date of termination, provided that the performance goals and performance criteria were met during the applicable Plan Cycle.

h)	Transfer to Non-eligible Position. If a Participant transfers to a non-Plan-eligible position during the Plan Cycle, the Participant will receive a pro-rated portion of the Performance Units equal to the Performance Units in effect on the date of the transfer; provided that the performance goals and performance criteria were met during the applicable Plan Cycle; provided further than the Participant is employed by the Company or other Irwin Financial Corporation company at the end of the Plan Cycle. Payout will occur at the same time as for other Participants in those Plan Cycles.

i)	Payment of Awards. The value of a Participant’s vested Performance Units will be paid out in a cash lump sum payment based on the most recent valuation as soon as administratively practicable after such valuation is approved by the Board, but no later than March 14th of the first year immediately following the end of the Plan Cycle. If for any reason it is administratively impracticable to pay the value of the Performance Units by that deadline, such payments shall be made as soon as administratively practicable in the first calendar year immediately after the Plan Cycle ends. The value of the Award is determined by the most recent valuation based on the final year financials of that Plan Cycle. In order to receive the Award, the Participant must be employed in a Plan-eligible position on the last day of the Plan Cycle, subject to Section 6(h) above. The award is subject to all required tax deductions. No Award shall be payable if the participant and/or Company does not meet the performance goals set forth in the Plan Cycle Schedule. Awards payable to Covered Officers are subject to Section 6(l) below.

j)	Delay in Payment. The timing of a payment will be delayed to a date after the designated payment date where the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by the application of Code Section 162(m); provided, however, that the payment shall be made either at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited or eliminated by application of Code Section 162(m) or the calendar year in which the participant Separates from Service, as that term is defined by Code Section 409A and regulations issued thereunder.

k)	No Acceleration of Payment. The timing of payments under this Plan shall not be accelerated for any reason that is not permitted by Code Section 409A and regulations issued thereunder.

l)	Compliance with Code Section 162(m). The Company intends that Awards made to Covered Officers under the Plan shall satisfy the requirements for “performance-based compensation” under Code Section 162(m) and 409A and the Treasury Regulations promulgated thereunder. Therefore, Awards to Covered Officers and interpretation of the Plan shall be guided by such provisions, as appropriate. If a provision of the Plan would cause a payment to a Covered Officer to fail to satisfy these requirements, it shall be interpreted and applied in a manner such that said payment will satisfy Code Sections 162(m) and 409A. Notwithstanding the foregoing, the Company shall request that IFC obtain IFC shareholder approval for any amendment of the Plan as may be required under Code Section 162(m) to ensure the Plan’s qualification under Code Section 162(m).
For Covered Officers, within 90 days after the beginning of a Plan Cycle and before it has become substantially certain that the performance level will be met (or such other time as is consistent with the requirements of Code Sections 162(m) and Section 409A of the Code), the IFC Committee, in its sole discretion, shall take the following action:
1)	establish a target Award opportunity in writing for each Plan participant for the Plan Cycle, expressed in Performance Units; and

2)	establish objective performance-based goals for an Award for which the outcome is substantially uncertain at the time such goals are established and that (i) specify a threshold, a target, a maximum and any other performance levels deemed by the Committee to be necessary or appropriate to establish an accurate and effective pay-for-performance schedule and (ii) base performance on one or more of the following financial indicators of the Company’s success: earnings per share, net earnings, net income, operating earnings, customer satisfaction, revenues, net sales, financial return ratios such as return on equity, return on assets, return on capital, and return on investment, ratio of debt to earnings or shareholders’ equity, market performance, market share, balance sheet measurements, economic profit, cash flow, shareholder return, margins, productivity improvement, distribution expense, inventory turnover, delivery reliability, cost control or operational efficiency measures, and working capital, any of which may be measured in absolute terms, growth or improvement during a Performance Period or as compared to another company or companies. Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and strategic loan loss provisions. Such performance goals may be particular to a line of business, subsidiary or other unit or the Company generally, and may, but need not, be based upon a change or an increase or positive result.
Notwithstanding anything in the foregoing to the contrary, in the case of a person who was a Covered Officer as of the close of the immediately preceding fiscal year, the target Award opportunity, performance levels and performance criteria pertaining to such Covered Officer shall also be approved by the IFC Committee within 90 days after the beginning of the Plan Cycle but in no event after 25 percent of such Plan Cycle has elapsed (or such other time as is consistent with the requirements of Code

Sections 162(m) and 409A). All such target and maximum Award opportunities, performance levels and performance criteria pertaining to any Covered Officer shall be objective and shall otherwise meet the requirements of Code Sections 162(m) and Section 409A.
Upon being established by the Committee (and approved by the IFC Committee, as necessary), the target and maximum Award opportunities, performance levels and performance criteria for each participant for a given Plan Cycle shall be set forth in writing and communicated to each such participant (the “Plan Cycle Schedule”); provided, however, that the rights of a Covered Officer to receive payment pursuant to any such Award shall be expressly conditioned on obtaining the approval of the Plan by a majority of the shareholders of the Company in the manner provided under Code Section 162(m) prior to such payment.
After the establishment of a performance goal for a Covered Officer, the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the Award as “performance-based compensation” under Section 162(m) of the Code) or increase the amount of compensation payable with respect to such Award upon the attainment of such performance goal.
As required by Treasury Regulation Section 1.162-27(e)(vi), the material terms of performance goals as described in this Section 6 shall be disclosed to and reapproved by IFC’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which IFC’s shareholders previously approved such performance goals.
The maximum dollar amount for a cash Award that may be earned under the Plan with respect to any single Plan Cycle shall be $2,000,000. Any amount earned with respect to a cash Award with respect to which performance is measured over a period greater than one year shall be deemed to be earned ratably over the number of full and partial years in the Plan Cycle.
For Awards payable to Covered Officers, the IFC Committee shall certify in writing prior to any such payment the extent to which the performance goal or goals (and any other material terms) applicable to such Plan Cycle have been satisfied and the amounts to be paid, vested, or delivered as a result thereof.
The Committee reserves the right to adjust the Award of any participant (other than a Covered Officer) to reflect individual performance and/or extraordinary circumstances. The Award of any Covered Officer shall be subject to the right of the IFC Committee to reduce in a manner consistent with Code Section 162(m), but not increase, such Covered Officer’s Award to reflect individual performance and/or extraordinary circumstances.

7. Miscellaneous
a)	Amendment, Suspension or Termination of this Plan. Subject to the requirements of Code Section 409A and Code Section 162(m), the Board may, at any time and from time to time, amend, suspend or terminate the Plan or any part of the Plan as it may deem proper and in the best interest of the Company; provided, that, subject to the right of the Board to adjust Awards, no such action may cause any participant to be deprived of any Award previously awarded but not yet paid, or be effective in the fiscal year in which such action is taken unless it is taken within the first three months of the fiscal year.

b)	No Assignment. No portion of any Award under the Plan may be pledged, assigned or transferred otherwise than by will or the laws of descent and distribution prior to its payment.

c)	Limitation on Liabilities. In any matter related to the Plan, no director or employee of Irwin Financial Corporation, or any affiliate of Irwin Financial Corporation shall be liable for the action, or the failure to act, on the part of any other such person.

d)	Limitation on Vested Interest. Awarding a bonus is within the sole discretion of the Board. No participant has a vested interest in an award under the Plan prior to the end of the Plan Cycle for which the Award is granted.

e)	Employment Rights. Participation in this Plan shall not be construed to grant any employee the right to be retained in the employ of the Company.

f)	Unsecured General Creditors. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

g)	Governing Law. The validity and construction of the Plan and any rules relating to the Plan shall be determined and governed by the laws of the State of Indiana without reference to principles of conflict of laws, except as superseded by applicable federal law. This Plan is not intended to create any deferral of income that would be subject to Internal Revenue Code Section 409A. In the event that any deferral of income results under this Plan, the terms of this Plan shall be interpreted to comply with the requirements of 409A.